Exhibit 1

NEWS RELEASE FOR IMMEDIATE RELEASE

Agrium Announces Sale of Conda Phosphate and North Bend Nitric Acid Operations

November 07, 2017 – ALL AMOUNTS ARE STATED IN U.S.$

CALGARY, Alberta – Agrium Inc. (TSX and NYSE: AGU) announces that it has signed a definitive asset purchase agreement with Itafos, whereby Agrium will sell its Conda, Idaho, phosphate production facility and adjacent phosphate mineral rights for a sale price of approximately $100-million, including working capital. Agrium has also entered into a definitive asset purchase agreement with Trammo Nitrogen Products, Inc., a wholly-owned subsidiary of Trammo Inc., whereby Agrium will sell its North Bend, Ohio Nitric Acid facility.

The Conda facility and related assets include the entirety of Agrium’s superphosphoric acid business (“SPA”) in North America and the North Bend facility represents the entirety of Agrium’s nitric acid business in the Midwest region. These divestitures are intended to address U.S. regulatory concerns raised with respect to Agrium’s merger with PotashCorp and are subject to U.S. Federal Trade Commission’s approval.

“The divestment of these assets will help pave the way for our merger with PotashCorp and the excellent line of sight to capture $500-million in annual synergies. With Itafos operating the SPA business and Trammo operating the nitric acid business, farmers and industrial customers will be served across the U.S. for many years to come,” stated Agrium’s President & CEO, Chuck Magro.

As part of the sale of the Conda business, Agrium and Itafos will enter into long-term strategic supply and off-take agreements as part of the transaction. Under the terms of the supply and off-take agreements, Agrium will supply 100% of the ammonia requirements of Conda Phosphate Operations and purchase 100% of MAP product produced, with pricing formulas for both tied to benchmark phosphate fertilizer prices.

Agrium is expected to record a non-cash impairment of $178-million, net of tax, (gross of tax $295-million) associated with the sale of Conda and will retain the historical environmental obligations.

About Agrium

Agrium Inc. is a major producer and distributor of agricultural products and services in North America, South America, Australia and Egypt through its agricultural retail-distribution and wholesale nutrient businesses. Agrium supplies growers with key products and services such as crop nutrients, crop protection, seed, and agronomic and application services, thereby helping to meet the ever growing global demand for food and fiber. Agrium produces nitrogen, potash and phosphate fertilizers, with a combined wholesale nutrient capacity of over nine million tonnes and with competitive advantages across all product lines. Agrium retail-distribution has an unmatched network of close to 1,500 facilities and over 3,000 crop consultants. We partner with over half a million grower customers globally to help them increase their yields and returns on more than 50 different crops. With a focus on sustainability, the company strives to improve the communities in which it operates through safety, education, environmental improvement and new technologies such as the development of precision agriculture and controlled release nutrient products. Agrium is focused on driving operational excellence across our businesses, pursuing value-enhancing growth opportunities and returning capital to shareholders.

About Itafos

Itafos is an integrated producer of phosphate based fertilizers and related products with near term production and an attractive portfolio of long-term strategic development and exploration projects. Itafos is managed by an experienced and diverse team with extensive commercial, financial, legal and technical expertise. Itafos owns the Itafos Arraias 500,000 ton per year Single Super Phosphate (SSP) Operations, which consists of an integrated fertilizer production facility comprised of a phosphate mine, a mill, a beneficiation plant, a sulphuric acid plant, an SSP plant and a granulation plant and related infrastructure located in central Brazil. Itafos’ development and exploration portfolio includes a number of additional projects in Brazil, including the Santana Project, a high-grade phosphate deposit located in close proximity to the largest fertilizer market of Mato Grosso State and animal feed market of Pará State, and the Araxá Project, a high-grade rare earth elements, niobium and phosphate deposit located in close proximity to two operating mines, therefore, benefiting from existing local infrastructure. In addition, Itafos owns an approximate 31.3% interest in GB Minerals Ltd. which owns the Farim Project, a high-grade phosphate deposit located in Guinea Bissau and a 100% interest in Stonegate Agricom Ltd. which owns the Paris Hills Project, a high-grade phosphate deposit located in Idaho, United States and the Mantaro Project, a highgrade phosphate deposit located in Peru.

About Trammo

Trammo, Inc. is a leading international trading and merchandising company founded in 1965. Trammo and its subsidiaries are engaged in the domestic and international trade, transportation and distribution of a wide variety of commodities including anhydrous ammonia, fertilizers, sulfur, sulfuric acid and petroleum coke. Trammo also owns ammonia terminals in Meredosia and Niota, Illinois. With its global reach, experienced trading team, complimentary portfolio of products, strong presence in main regional markets and logistics capabilities, Trammo is uniquely positioned to serve the needs of its suppliers and customers throughout the world.

Forward-Looking Statements

Certain statements and other information included in this press release constitute “forward-looking information” within the meaning of applicable Canadian securities legislation or constitute “forward-looking statements” within the meaning of applicable U.S. securities legislation (collectively, the “forward-looking statements”). All statements in this press release, other than those relating to historical information or current conditions, are forward-looking statements.

These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from such forward-looking statements. All of the forward-looking statements are qualified by the assumptions that are stated or inherent in such forward-looking statements, including the assumptions listed below. Although Agrium believes that these assumptions are reasonable, this list is not exhaustive of the factors that may affect any of the forward-looking statements and the reader should not place an undue reliance on these assumptions and such forward-looking statements.

Events or circumstances that could cause actual results to differ materially from those in the forward-looking statements, include, but are not limited to: general economic, market and business conditions, risks around the closing of the sale of the Conda, Idaho phosphate assets, including regulatory approvals, timing and financial gains or losses resulting from the sale and other risk factors detailed from time to time in Agrium reports filed with the Canadian securities regulators and the Securities and Exchange Commission in the United States.

Agrium disclaims any intention or obligation to update or revise any forward-looking statements in this press release as a result of new information or future events, except as may be required under applicable U.S. federal securities laws or applicable Canadian securities legislation.

FOR FURTHER INFORMATION:

Investor/Media Relations:

Richard Downey, Vice President, Investor & Corporate Relations

(403) 225-7357

Todd Coakwell, Director, Investor Relations

(403) 225-7437

Louis Brown, Analyst, Investor Relations

(403) 225-7761